                                   EXHIBIT 4.1

                       THE COAST DISTRIBUTION SYSTEM, INC.

                        1997 EMPLOYEE STOCK PURCHASE PLAN


        1.     Establishment and Purposes of the Plan.

               The Coast Distribution System, Inc. 1997 Employee Stock Purchase Plan (the "Plan") is hereby established to provide to eligible employees of The Coast Distribution System, Inc. (the "Company") and its participating subsidiaries, if any, an incentive to join and remain in the service of the Company and its subsidiaries, to advance the best interests of the Company, to promote employee morale, and to encourage employee ownership of the Company's Common Stock. These purposes are sought to be accomplished under the Plan by enabling employees to subscribe for and purchase directly from the Company shares of the Company's Common Stock at a discount from the market price, and to pay the purchase price in installments by payroll deductions. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code") (including any amendments or replacements of such section), and the Plan shall be so construed.

        2.     Administration.

               The Plan shall be administered by the Board of Directors of the Company (the "Board") or by a committee composed of at least two directors (the "Committee") appointed from time to time by the Board. As hereinafter used in this Plan, the term "Committee" shall refer to the Board if no Committee is then designated. The Committee shall be vested with full authority to construe, interpret and implement the Plan, and to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan. Any such determination, decision or action of the Committee with respect to any matter relating to the Plan shall be final, conclusive and binding on all participants.

        3.     Stock Subject to the Plan.

               An aggregate of 400,000 shares of Common Stock of the Company may be sold under the Plan. Such shares may be either authorized but unissued shares, or shares reacquired by the Company for sale under the Plan. In the event any shares offered under the Plan are not purchased, then such shares shall again be available for sale under the Plan. The number and type of shares subject to the Plan, and the number and type of shares subject to and the purchase price of outstanding rights to purchase shares under the Plan, shall be appropriately adjusted by the Committee in the event of any subdivision or combination of outstanding shares, the payment of a stock dividend, the reclassification or exchange of shares or like change in the capital structure of the Company.

        4.     Employees Eligible to Participate.

               Every employee of the Company, and every employee of any present or future subsidiary corporation of the Company to which the Plan may be extended by action of the Company's Board of Directors, is eligible to participate in the Plan except the following:

               (a) Employees who have not been continuously employed for a period of at least three (3) months as of the date an offering is made under the Plan;

               (b) Employees who are customarily employed twenty (20) hours or less per week;

               (c) Employees who are customarily employed for five (5) months or less in a calendar year; and

               (d) Any employee who owns, or immediately after an offering under the Plan would be deemed to own (under Section 424(d) of the Code, relating to attribution of stock ownership) shares of stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company. For this purpose, shares which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

        5.     Offering Periods.

               Each offering under the Plan shall commence on such date (the "Offering Date") and shall continue for such period (the "Offering Period") as the Committee in its discretion shall designate from time to time. Unless the Committee designates otherwise, offerings shall be made once each year and each Offering Period shall be for a period of twelve (12) months. In no event may any Offering Period exceed a duration of twenty-seven (27) months. The last day of each Offering Period shall be the "Purchase Date."

        6.     Method of Participation; Payroll Deductions.

               There will be an enrollment period of thirty (30) days immediately preceding the Offering Date of each offering made under the Plan. Each employee who will be eligible to participate in the Plan as of the Offering Date of any offering may elect to participate in that offering by delivering to the Company during the enrollment period a completed subscription agreement in the form provided for that purpose by the Committee. An employee may participate in each offering under the Plan for which he or she is eligible, but must elect to participate by submitting a new subscription agreement for each offering during the applicable enrollment period, regardless of whether he or she has participated in any previous offerings. The subscription agreement shall authorize the Company to withhold a percentage of the participant's base pay through regular payroll deductions during the applicable Offering Period, and the amount withheld shall be credited to the participant's account for payment for the shares to be purchased. Each participant shall designate in the subscription agreement the amount to be withheld from his or her base pay, which may be not less than one percent (l%) nor more than fifteen percent (15%) of his or her base pay. "Base pay" shall include all salaries and regular hourly wages, but shall not include bonuses, commissions, extra pay for extra hours worked outside the participant's regular work schedule, or other special payments, fees or allowances. Payroll deductions shall commence on the first payday following the Offering Date and shall continue until the last payday day prior to the Purchase Date unless sooner terminated as provided in Section l0 below. A participant may lower, but not increase, the rate of payroll deductions at any time during an Offering Period by submitting to the Company an amended subscription agreement, in which case the new rate shall become effective within fifteen (15) days after the Company's receipt of the amended agreement. Complete withdrawal from the Plan at any time prior to the Purchase Date is permitted as provided in Section 10 below.

        7.     Purchase Price.

               (a) The purchase price at which shares will be sold in any Offering Period under the Plan shall be the lower of:

                      (i) 85% of the fair market value of the shares on the
               first day of the Offering Period (the "Offering Date"), or

                      (ii) 85% of the fair market value of the shares on the
               last day of the Offering Period (the "Purchase Date").

               (b) The "fair market value" of the Company's Common Stock on the Offering Date or on the Purchase Date, as the case may be, shall be the last reported sale price per share of the Common Stock on the principal stock exchange on which the Company's Common Stock is traded on that date. If the Common Stock is not listed for trading on an exchange, the fair market value shall be the per share price of the last sale of such stock in the over-the-counter market as reported on the NASDAQ National Market. If no trading occurred on such date, the fair market value shall be the mean between the representative closing bid and asked prices for the Common Stock on such exchange or in the over-the-counter market, as the case may be, on that date, or, if such securities' markets were closed on that date, on the next preceding date on which such securities' markets were open for trading.

        8.     Purchase of Stock.

               (a) At the end of each Offering Period, the maximum number of whole shares which may be purchased with each participant's accumulated payroll deductions will automatically be purchased for the participant at the applicable purchase price determined as provided in Section 7 above, subject to the limitations in Section 9 below. Any cash balance remaining in an employee's account attributable to a fractional share shall be refunded promptly to the participant, without interest. No stock shall be purchased on behalf of an employee whose participation in the Plan has terminated prior to the Purchase Date of the Offering Period. Because any participant may withdraw his or her accumulated payroll deductions and terminate his or her participation in the Plan at any time during an Offering Period prior to the Purchase Date, the participant is, in effect, given an option which he or she may or may not exercise at the completion of the Offering Period.

               (b) As soon as practicable following the Purchase Date, the Company will deliver to each participant a stock certificate or certificates issued in his or her name for the number of shares purchased. The time of issuance and delivery of shares may be postponed for such period as may be necessary to comply with the registration requirements under the Securities Act of l933, as amended, the listing requirements of any securities exchange on which the Common Stock may then be listed, or the requirements under other laws or regulations applicable to the issuance or sale of such shares.

        9.     Limitation on Shares to be Purchased.

               No employee shall be entitled to purchase stock under the Plan in an amount which would permit his or her rights (under this Plan and any similar plans of the Company and any parent and subsidiary corporations of the Company) to accrue at a rate which exceeds $25,000 in fair market value, determined as of the Offering Date, for each calendar year in which the employee participates in the Plan. In addition, no more than 2,500 shares may be purchased by a participant in any single offering. In the event the number of shares to be purchased by all employees participating in the Plan exceeds the number of shares remaining available in the Plan, the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be practicable and as it shall determine to be equitable. Any payroll deductions accumulated in a participant's account which are not used to purchase stock due to the limitations in this Section shall be returned to the participant promptly after the end of the Offering Period without interest.

        10.    Termination of Participation.

               (a) Withdrawal from the Plan. Any time prior to the Purchase Date of an Offering Period any participating employee may withdraw from the Plan by giving written notice to that effect to the Company. Such employee's participation in the Plan shall thereupon terminate, his or her payroll deduction authorization will be canceled, and the Company shall promptly refund to such employee, without interest, the amount of his or her accumulated payroll deductions. An employee who withdraws from the Plan may participate in the Plan in any subsequent offering if he or she is otherwise eligible under the provisions of Section 4 above.

               (b) Termination of Employment or Death. An employee's participation in the Plan shall terminate automatically upon termination of employment, for any reason, or upon his or her death. Upon termination of participation, the Company shall promptly refund to such employee or the representative of such employee's estate, as the case may be, without interest, the amount of such employee's accumulated payroll deductions.

        11.    Excused Absences.

               During leaves of absence approved by the Company, a participant may, for such period of time as the Committee in its sole discretion shall deem reasonable (and as permitted by applicable regulations under the Code), continue participation in the Plan by cash payments to the Company on his or her normal paydays equal to the reduction in his or her payroll deductions caused by such absence. Failure to pay any installment within fifteen (15) days after the payday on which it is due shall be deemed to constitute a notice of withdrawal from the Plan and the Company will refund, without interest, the employee's accumulated payroll deductions as provided in

Section 10(a) above.

        12.    Rights Not Transferable.

               No employee shall sell, assign, transfer, pledge or otherwise dispose of or encumber either his or her right to participate in the Plan or his or her interest in any share to be issued upon payment of the purchase price, and except as otherwise provided by law, such right and interest shall not be liable for or subject to the debts, contracts, or liabilities of the employee. If any such action is taken by the employee, or any claim is asserted by any other party in respect to such right or interest, such action or claim shall be null and void and of no effect.

        13.    Rights as Shareholder or Employee.

               An employee shall have no rights as a shareholder with respect to shares under election to purchase until a stock certificate has been issued to him or her as provided in Section 8 above. Nothing in this Plan or in any subscription agreement shall confer upon any participant any right to continue in the employ of the Company or its subsidiaries or limit in any way the right of the Company (or subsidiary) to terminate the participant's employment at any time.

        14.    Use of Funds; No Interest Paid.

               All funds received or held by the Company under the Plan will be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest will be paid to any participant or credited to his or her account under the Plan.

        15.    Corporate Bearing of Expenses.

               No charge of any kind will be made by the Company against the funds held under the Plan other than the application of the funds to payment for shares purchased under the Plan. The Company will pay all issue or transfer taxes with respect to the sale of shares under the Plan and all other fees and expenses incurred by the Company in connection therewith.

        16.    Merger, Acquisition or Liquidation.

               In the event of the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company's assets, or the liquidation or dissolution of the Company, the Purchase Date with respect to any outstanding options shall be the business day immediately preceding the effective date of such merger, consolidation, acquisition, liquidation or dissolution unless the Committee shall, in its sole discretion, provide for the assumption or substitution of such options in a manner complying with Section 424(a) of the Code.

        17.    Effective Date, Amendment and Termination of Plan.

               (a) The Plan shall become effective upon its adoption by the Board of Directors. However, unless the Plan is approved by the shareholders of the Company within twelve (12) months before or after the date of the Board's initial adoption of the Plan, the Plan and all rights and options granted hereunder shall be canceled. No shares may be sold under the Plan prior to and unless such shareholder approval is obtained.

               (b) The Board of Directors may at any time amend, suspend or terminate the Plan; provided that the rights of participants under options previously granted under the Plan may not be adversely affected without the participants' consent, and any amendment that would (i) increase the aggregate number of shares authorized for sale under the Plan (except as provided in Section 3 above), or (ii) change the standards of eligibility for participation in the Plan, shall not be effective unless approved by the shareholders within twelve (12) months of the adoption of such amendment by the Board.

               (c) Unless previously terminated by the Board of Directors, the Plan shall terminate ten (l0) years after it becomes effective or when all shares authorized for sale hereunder have been sold, but no such termination shall affect options previously granted under the Plan.



----------
The above Plan has been:

        Adopted by the Board of Directors on May 2, 1997; and
        Approved by the Shareholders on August 7, l997.